EXHIBIT 99.1
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Joanne Taylor                                                Tiffany Curci
Extended Systems                                             Voce Communications
208.322.7575, ext. 6015                                      208.725.2062
joannet@extendsys.com                                        tcurci@vocepr.com
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        EXTENDED SYSTEMS APPOINTS CHARLES JEPSON AS NEW CEO AND PRESIDENT

              COMPANY ALSO NAMES TWO NEW INDEPENDENT BOARD MEMBERS

BOISE, IDAHO-(Aug. 19, 2003)--Extended Systems' (NASDAQ: XTND) Board of Directors has named Charles Jepson as CEO and President of the company, effective immediately. Former CEO and President Steven D. Simpson is leaving the company to pursue other interests.

"I am thrilled to have this opportunity with Extended Systems because I strongly believe in the company's values, the integrity of its technologies, and the growth potential in the mobile middleware market." said Jepson. "The company has an exceptional team in place to execute a long-term strategy for continued success."

Jepson has served as the company's vice president of worldwide sales and marketing since February 2003 and as a member of Extended Systems' board from September 2001 to July 2003. Jepson has more than 20 years experience within the enterprise software sector, serving as CEO and president of Diligent Software Systems, Inference Corporation, Interlink Computer Sciences and Touch Communications, to name a few. In addition, Jepson has held executive-level sales and marketing positions at Hewlett-Packard and Convergent Technologies, Inc.

Key successes of Jepson's career to date include significant revenue and profit growth within a three-year time span at Interlink, where Jepson led the company through two acquisitions and an IPO. During the 27 months Jepson spent at Inference Corporation, revenues increased 30 percent, the company attained profitability, and shares moved from $3.125 to $9.00. Jepson led Inference through a merger with eGain, where he remained to serve as vice president of North American field operations.

Simpson, who has been with Extended Systems since December 1994, has been instrumental in establishing the company as a leading mobile middleware player. "Despite the economic challenges the company has faced, I am proud to have transitioned Extended Systems to a successful mobile solutions company and to have returned it to profitability," said Simpson. "I am pleased to be leaving the company in Charles' capable hands."

Chairman of the Board Ray Smelek said, "Steve Simpson has made tremendous contributions to Extended Systems and has persevered through one of the toughest economic downturns in recent history. While he will be greatly missed, we are extremely pleased to have Charles Jepson on board as CEO and President and we look forward to continued growth and success under his leadership."

In addition to the appointment of Charles Jepson as CEO and president of Extended Systems, the company has appointed two new independent members to its board of directors.

Jim Bean is President and CEO of Preco Electronics, Inc., an industry leader in vehicle warning systems and custom electronic products. Bean has more than 25 years of operational experience with Fortune 500 companies, including National Semiconductor Corporation, Apple Computer and Sun Microsystems. While at Sun, he was part of the executive team that took the company public and had responsibility for manufacturing and distribution worldwide.

Jody B. Olson is Of Counsel at Hawley Troxell Ennis & Hawley (HTEH), the oldest and largest law firm in Idaho. Olson was formerly Vice President of Corporate Development at Trus Joist, a $1 billion Boise, Idaho-based building products company. He is currently Chairman of the State of Idaho Public Employer Retirement System, a $7 billion pension fund. He is past Chairman of TJ International's Pension and Profit Sharing Plan, and is currently a member of the Board of Advisors of Galen Associates New York City, a venture capital fund, and a member of the Council of Institutional Directors, Washington D.C., joint task force with the National Association of Corporate Directors.

"We are delighted to have Jody and Jim on the board. Both of them bring a broad range of expertise to the company that will enable us to better fulfill our obligations of corporate governance," said Smelek.

Both Mr. Bean and Mr. Olson have been appointed to serve on the company's Audit committee. They will be nominated for election at the company's 2003 annual stockholders meeting in October.

ABOUT EXTENDED SYSTEMS

Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The company's mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP), and customer relationship management (CRM). Extended Systems has more than 3,000 enterprise customers worldwide and key alliance relationships with Ericsson, HP, Handspring, IBM, Microsoft, Motorola, Nokia, Palm, RIM, Sharp, Siemens and Toshiba.

Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the company Web site.

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This press release contains forward-looking statements, including statements regarding the success of Extended Systems and its ability to execute a long-term strategy for continued success and the potential for growth in the mobile middleware market. These statements are subject to risks and uncertainties. These risks and uncertainties include the overall economic conditions and the level of information technology purchasing by existing and potential customers, the success of key business relationships, continued growth in the markets for our products, the perceived and realized benefits of mobile devices, the timely development and acceptance of new products and technologies by Extended Systems and its customers, and other risks as detailed from time-to-time in Extended Systems' SEC filings, including its 2002 Annual Report on Form 10-K filed September 23, 2002 and Quarterly Reports on Form 10-Q filed in fiscal 2003.